Exhibit 10.2

BUILD-A-BEAR WORKSHOP, INC.

Description of Build-A-Bear Workshop, Inc.

Long-Term Performance-Based Cash Incentive Program for C-Level Employees

The purpose of the Build-A-Bear Workshop, Inc. (the “Company”) Long-Term Performance-Based Cash Incentive Program for C-Level Employees (the “Program”) is to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to the Company’s business success, and align the interests of the Company’s executive officers and stockholders by rewarding the executive officers for performance based on achievement of long-term targets established by the Compensation and Development of the Company’s Board of Directors (the “Committee”). The Program has been adopted under the Company’s 2020 Omnibus Incentive Plan.

The Committee in its discretion determines which C-Level Employees of the Company are eligible to participate in the Program. The cash award, if any, to be earned by each C-Level Employee will be calculated by multiplying the applicable Target Payout Amount for the respective C-Level Employee by Total Earned Percentage based on the level of the Company’s achievement (“Achievement Levels”) of one or more financial and strategic objectives established by the Committee for the fiscal year of the award and the subsequent two fiscal years.

The calculation of awards earned will be interpolated to reflect performance results which fall within any of the Achievement Levels, in the sole discretion of the Committee.

In the event of a financial restatement impacting the applicable performance objective after an earned award has been paid, the Company shall recover from the recipient of such earned award the applicable amount of the earned award which should not have been paid, based on the restatement of the performance objective, plus interest at the rate determined by the Committee, from the time Company made such earned award payment to the recipient until its recovery thereof. The recovery of any earned award paid pursuant to the Program shall be made in accordance with the terms of any incentive compensation recoupment or recovery policy adopted in the future by the Company pursuant to Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the New York Stock Exchange, or any national securities exchange on which the Company’s common stock is then-listed, to the extent that such policy would apply to such cash payments.